Exhibit 10.26

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) by and between Chicago Pizza and Brewery, Inc., a California corporation (the “Company”), and C. Douglas Mitchell (“Employee”) is hereby entered into effective as of September 17, 2002 (“the Effective Date”).

1.             Employment and Duties.

(a)           The Company hereby employs Employee as the Chief Financial Officer of the Company.  In such capacity, Employee shall have the responsibilities, duties and authority customarily appertaining to such office and such other duties as may be reasonably assigned to Employee by the President and/or the Board of Directors of the Company from time to time and which are consistent with such position and not inconsistent with the provisions of this Agreement.  Employee hereby accepts this employment upon the terms and conditions herein contained and, subject to paragraph 2(c), agrees to devote all of Employee’s attention and efforts to the performance of Employee’s duties, and to promote and further the business and interests of the Company.

(b)           Employee shall faithfully adhere to, execute and fulfill all policies established by the Company.

(c)           Employee shall not, during the term of employment hereunder, engage in any other business activity pursued for gain, profit or other pecuniary advantage without giving written notice thereof to the Company’s President.  The foregoing limitation shall not be construed as prohibiting Employee from making personal passive investments.

2.             Compensation.  For all services rendered by Employee, the Company shall compensate Employee as follows:

(a)           Base Salary.  The base salary payable to Employee during the term shall be $150,000.00 per year, payable in accordance with the Company’s payroll procedures for its employees, but not less frequently than bi–weekly.  All compensation shall be payable in accordance with the Company’s payroll procedures for its employees and subject to federal, state and/or local withholding requirements.  Employee’s performance may be evaluated on an annual basis, at which time Employee’s salary may be adjusted to reflect his performance.

(b)           Merit Bonus.  Employee will receive a merit bonus in recognition of his services during his first year of employment with the Company in the amount of $25,000, subject to federal state and/or local withholding requirements.  Such amount shall be pro-rated and paid in equal monthly installments on each of the first twelve months of employment.  In all subsequent years, Employee will be eligible for a merit bonus solely in the discretion of the Company.  The amount of such bonus, if any, shall be determined based on a variety of factors, which may include Employee’s job performance, the Company’s financial performance, and such other factors as the Company shall determine in its sole discretion.

(c)           Executive Perquisites and Benefits.  Employee shall be entitled to receive additional benefits and compensation from the Company in such form and to such extent as specified below:

(i)                                     Employee shall be entitled to participate in all fringe benefits and perquisites offered by the Company to its similarly situated executives, which include medical, dental and 401K employee benefit plans provided to the employees of the Company in general, subject to the regular eligibility requirements for each such benefit plan or program.

(ii)                                  Employee shall be entitled to paid vacation and sick leave in accordance and in parity with the employee vacation policies of the Company for similarly situated executives.

(iii)                               Employee will receive an annual vehicle allowance of $8,000.00, paid in monthly installments of $666.67.

                                (d)           Separation Upon Change of Control.  In the event that Employee’s employment with the Company is terminated as a result of a Change in Control, as that term is defined in Paragraph 20 of this Agreement, Employee will be entitled to receive severance in an amount the equivalent of three months’ base salary for each full and complete year of service with the Company, measured from Employee’s starting date of January 28, 2002, to a maximum of twelve months.  In addition, all unvested stock options previously granted by the Company to Employee will become immediately exercisable upon the date of Employee’s termination as a result of a Change in Control.

                3.             At-Will Employment.  Employee and the Company agree that Employee’s employment with the Company is at-will, and can be terminated by either party at any time, with or without notice.

4.             Return of Company Records.  All memoranda, files, client contracts, records, electronic media, business plans, financial statements, manuals, lists and other property delivered to or compiled by Employee by or on behalf of the Company, its representatives, or agents which pertain to the business of the Company shall be and remain the property of the Company, as the case may be, and be subject at all times to the Company’s discretion and control.  Likewise, all correspondence, reports, records, charts, marketing data, advertising materials and other similar data pertaining to the business, activities or future plans of the Company which are collected by Employee shall be delivered promptly to the Company upon request by the Company upon termination of Employee’s employment and Employee shall not retain any copies of the same.

5.             Ownership of Intellectual Property/Assignment of Rights.  Employee acknowledges that the Company’s obligations to Employee are exclusively contractual in nature.  Employee shall disclose promptly to the Company any and all conceptions, ideas, designs, plans, know–how, processes, improvements and other discoveries, whether capable of being patented or copywritten, or not, which during the period of employment hereunder are (i) conceived or made by Employee, solely or jointly with another, (ii)  directly related to the Business or activities of the Company, and (iii) Employee conceives as a result of his employment by the Company, including any predecessor (collectively, the “Intellectual Property”).

                The Company shall be the sole owner of all the fruits and proceeds of Employee’s services hereunder, including, but not limited to, all ideas, concepts, formats, suggestions, developments, arrangements, designs, packages, programs, promotions and other Intellectual Property which Employee may create in connection with and during the term of this Agreement, free and clear of any claims by Employee (or any third party claims) of any kind or character whatsoever (other than Employee’s right to compensation hereunder).  Employee shall, at the request of the Company, execute such assignments, certificates or other instruments, consistent herewith and after review and comment, as the Company may deem necessary to evidence, establish, maintain, perfect, protect, enforce or defend its right, title and interest in or to any such properties.  Employee hereby assigns and agrees to assign all his interests therein to the Company or its nominee.  Employee shall also render to the Company, at the Company’s expense, reasonable assistance in the perfection, enforcement and defense of any Intellectual Property.

6.             Trade Secrets.  All memoranda, notes, records and other documents made or compiled by Employee, or made available to Employee during the term of this Agreement or subsequently during any at will employment period concerning the business of the Company or its affiliates shall be the Company’s property and shall be delivered to the Company on the termination of this Agreement or at any other time on request.  Employee understands and agrees that in the course of employment with the Company, Employee may obtain access to and/or acquire Confidential Information (as defined below), all of which information Employee understands and agrees would be extremely damaging to the Company if disclosed to a competitor or made available to any other person or corporation.

As used herein the term “Competitor” includes, but is not limited to, any corporation, firm or business engaged in a business similar to that of the Company.  Employee understands and agrees that such information is divulged to Employee in confidence and Employee understands and agrees that, at all times, Employee shall keep in confidence and will not disclose or communicate Confidential Information on Employee’s own behalf, or on behalf of any Competitor, if such information is not otherwise publicly available, unless disclosure is made pursuant to written approval by the Company or is required to obtain professional advice, e.g.  financial or legal, or is required by law or legal process or as required to enforce the terms of this Agreement which shall only be disclosed under Protective Order.  In view of the nature of Employee’s employment and information which Employee may receive during the course of Employee’s employment, Employee likewise agrees that the Company would be irreparably harmed by any violation of this Paragraph and that, therefore, the Company shall be entitled to seek provisional injunctive relief from an appropriate forum prohibiting Employee from any violation or threatened violation of this Paragraph.

7.             Confidentiality.

(a)           Employee acknowledges and agrees that all Confidential Information (as defined below) of the Company is confidential and a valuable, special and unique asset of the Company that gives the Company an advantage over its actual and potential, current and future competitors.  Employee further acknowledges and agrees that Employee owes the Company a fiduciary duty of confidentiality and a duty of loyalty and shall use good faith efforts to preserve and protect all Confidential Information from unauthorized disclosure or unauthorized use; that certain Confidential Information may constitute “trade secrets” under applicable state and federal laws; and that unauthorized disclosure or unauthorized use of the Confidential Information may irreparably injure the Company.

(b)           As used in this Agreement, the term “Confidential Information” shall mean any information or material known to or used by or for the Company (whether or not owned or developed by the Company and whether or not developed by Employee) that is known by Employee not to be generally known to persons in the restaurant, pizzeria, or micro-brewery business.  Confidential Information includes, but is not limited to, the following: all trade secrets of the Company; all information that the Company has marked as confidential or has otherwise described to Employee (either in writing or orally) as confidential; all non–public information concerning the Company’s services, products, customers, research, prices, discounts, costs, marketing plans, marketing techniques, market studies, test data, vendors, referral sources, and contacts; all of the Company’s business records and plans; all of the Company’s personnel files; details of employment relationships between the Company and its personnel; all financial information of or concerning the Company; all information relating to the Company’s computer system software, application software, software and system methodology, hardware platforms, technical information, inventions, computer programs and listings, source codes, object codes, copyrights and other intellectual property; all technical specifications; any proprietary information belonging to the Company; all computer hardware or software manuals; all training or instruction manuals; and all data, computer system passwords and user codes.

For purposes hereof, Confidential Information shall not include such information which (i) becomes or is already known to the public through no fault of Employee; or (ii) the disclosure of which (A) is required by law (including regulations and rulings) or the order of any competent governmental authority or legal process, or (B) Employee reasonably believes is required in connection with the defense of a lawsuit against Employee, provided that in either case, prior to disclosing any information, Employee shall provide prior written notice thereof to the Company and provide the Company with the opportunity to contest such disclosure, or (C) if Company provides written authorization allowing Employee such disclosure.

(c)           Unless the Company is in breach of its obligations (and such breach continues unabated for any cure period), then both during the term of Employee’s employment and after the termination of Employee’s employment for any reason (including wrongful termination), Employee shall hold all Confidential Information in confidence, and shall not use any Confidential Information except for the benefit of the Company, in accordance with the duties assigned to Employee.  Employee shall not, at any time (either during or after the term of Employee’s employment), disclose any Confidential Information to any person or entity (except other employees of the Company who have a need to know the information in connection with the performance of their employment duties, and who have been informed of the confidential nature of the Confidential Information and have agreed to keep it confidential), or copy, reproduce, modify, transmit, including electronic transmission, decompile or reverse engineer any Confidential Information, or remove any Confidential Information from the Company’s premises, without the prior written consent of the Board, or instruct any other person to do so.  Employee shall take reasonable precautions to protect the physical security of all documents and other material containing Confidential Information (regardless of the medium on which the Confidential Information is stored).  This Agreement applies to all Confidential Information, whether now known or which later becomes known to Employee during the term.

(d)           Upon the termination of Employee’s employment with the Company for any reason, and upon written request of the Company at any other time, Employee shall promptly surrender and deliver to the Company all documents and other written material of any nature containing or pertaining to any Confidential Information and shall not retain any such document or other material.  Within ten days of any such written request, Employee shall certify to the Company in writing that all such materials have been returned.

(e)           During Employee’s term of employment, Employee agrees not to undertake planning for or organization of any business activity competitive with the Company’s business or combine or join with other Employees, employees or representatives of the Company’s business for the purpose of organizing any such competitive business activity.

                8.             Confidential Agreement.  Employee also acknowledges that (a) the terms and conditions set forth in this Agreement are to be treated by the parties hereto as extremely confidential, and (b) that the disclosure of any of the terms could result in substantial, irreparable economic harm to the Company.  Therefore, Employee agrees that in the event of any disclosure of any of the terms of this Agreement to persons other than the Company’s officers, accountants, and key management or Employee’s legal counsel, and/or personal financial advisor, the Company shall be entitled to seek provisional injunctive relief in an appropriate forum prohibiting Employee from any violation or threatened violation of this Paragraph.

9.             Assignment; Binding Effect.  Employee understands that Company’s decision to employ Employee was made based upon Employee’s personal qualifications, experience and skills.  Employee agrees, therefore, that assignment of all or any portion of Employee’s performance under this Agreement is prohibited.  Subject to the preceding sentences and the express provisions of Paragraph 20 below, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Company, its successors, heirs, legal representatives and assigns.

10.           Release.  Notwithstanding anything in this Agreement to the contrary, Employee shall not be entitled to receive any severance payments pursuant to paragraph 2(d) of this Agreement unless Employee has executed (and not revoked) a general release of all claims Employee may have against the Company and its affiliates in a form of such release reasonably acceptable to the Company, the terms of which shall be negotiated in good faith and consistent herewith.

11.           Notice.  For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or when mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below, or to such other addresses as either party may have furnished to the other in writing in accordance herewith, exception that notice of a change of address shall be effective only upon actual receipt:

                Company:              Chicago Pizza & Brewery, Inc.

                                                16162 Beach Boulevard

                                                Suite 100

                                                Huntington Beach, CA  92647

                                                Attention: President

                Employee:              C. Douglas Mitchell

                                                16162 Beach Boulevard

                                                Suite 100

                                                Huntington Beach, CA  92647

12.           Arbitration.  Except as provided herein, any controversy or claim arising out of or relating in any way to this Agreement or the breach thereof, or Employee’s employment and any statutory claims including all claims of employment discrimination shall be subject to private and confidential arbitration in the City of Los Angeles in accordance with the laws of the State of California.  This provision will not apply provisional remedies as in connection with claims under Paragraphs 6 or 8, or as otherwise provided herein.

(a)           The arbitration shall be conducted in a procedurally fair manner by a mutually agreed upon neutral arbitrator selected in accordance with the National Rules for the Resolution of Employment Disputes (“Rules”) of the American Arbitration Association or if none can be mutually agreed upon, then by one arbitrator appointed pursuant to the Rules;

(b)           The arbitration shall be conducted confidentially in accordance with the Rules;

(c)           The arbitration fees shall be paid by the Company;

(d)           Each party shall have the right to conduct discovery including (3) three depositions, requests for production of documents and such other discovery as permitted under the Rules or ordered by the arbitrator;

(e)           The statute of limitations or any cause of action shall be that prescribed by law;

(f)            The arbitrator shall have the authority to award any damages authorized by law for the claims presented including punitive damages and shall have the authority to award reasonable attorneys fees to the prevailing party;

 (g)          The decision of the arbitrator shall be final and binding on all parties and shall be the exclusive remedy of the parties; and

 The award shall be in writing in accordance with the Rules, and shall be subject to judicial enforcement in accordance with California law.

13.           Complete Integrated  Agreement.   All prior employment contracts and agreements between the parties, are merged in this Agreement.  The Company also maintains an employee handbook which also describes the terms and conditions of employment.  This Agreement shall govern to the extent any terms contained in the employee handbook are inconsistent.  This Agreement constitutes the entire Agreement between the Company and Employee.  Further, while Employee’s compensation, including salary and Executive perquisites and benefits may change from time to time without a written modification of this Agreement, neither the provisions of this Agreement concerning at-will employment (Paragraph 3), nor any other provision of this Agreement, may be modified, altered, amended or changed except by in writing signed by Employee and a duly authorized agent of the Company.

14.           Governing Law.   Both Employee and the Company acknowledge, understand and agree that the Company is engaged in transactions involving interstate commerce and that this Agreement and any arbitration hereunder shall in all respects be construed according to federal law as well as the laws of the State of California, without regard to its conflicts of law provisions.

15.           Amendment.  This Agreement can be modified or rescinded only in writing expressly referring to this Agreement and signed by all of the parties to this Agreement.

16.           Invalidity of Provisions.   Every provision of this Agreement is intended to be severable.  In the event that any term or provision hereof is declared by a court of competent jurisdiction to be illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the balance of the terms and provisions hereof, which terms and provisions shall remain binding and enforceable, then to the extent possible all other provisions shall nonetheless remain in full force and effect.

17.           Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one and the same instruments.

18.           Waiver.  No consent or waiver, expressed or implied, by either party to or of any breach or default by the other in the performance by the other of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such other party of the same or any other obligations of such party hereunder.  Failure on the part of either party to complain of any act or failure to act of any of the other party, or to declare the other party in default, irrespective of how long such failure continues, shall not constitute a waiver of such party of its rights hereunder.

19.           Survival of Representations.  The covenants of Employee set forth herein shall survive the termination of this Agreement.

20.           Company Right of Assignment.  In the event of the merger or consolidation of the Company with any other corporation or corporations, the sale by the Company of a major portion of its assets or of its business and good will, or any other corporate reorganization involving a change in voting control of the Company (“Change of Control”), this Agreement may be assigned and transferred to such successor in interest as an asset of the Company upon such assignee assuming the Company’s obligations hereunder in writing, in which event Employee agrees to continue to perform Employee’s duties and obligations according to the terms hereof, to or for such assignee or transferee of this Agreement.  Employee shall not have any right to assign, delegate or transfer any duty or obligation to be performed by Employee hereunder to any third party, nor to assign or transfer the right, if any, to receive payments hereunder.

21.           Captions.  The captions or headings at the beginning of each paragraph hereof are for the convenience of the parties only and are not a part of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective for all purposes as of the Effective Date.

CHICAGO PIZZA & BREWERY, INC.		EMPLOYEE:

By:
	Jeremiah J. Hennessy, President	C. Douglas Mitchell